UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 18, 2015

Shell Midstream Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-36710	46-5223743
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Shell Plaza 910 Louisiana Street Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 241-6161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 18, 2015, Shell Midstream Operating LLC (“Operating”), a wholly-owned subsidiary of Shell Midstream Partners, L.P. (the “Partnership”), completed its previously announced acquisition of an additional 19.5% interest in Zydeco Pipeline Company LLC (“Zydeco”) and an additional 1.388% interest in Colonial Pipeline Company (“Colonial”) for $448 million in cash (the “Acquisition”). The acquisition closed pursuant to a Purchase and Sale Agreement dated May 12, 2015 among Operating, the Partnership and Shell Pipeline Company LP (“SPLC”). The Partnership funded the Acquisition with net proceeds from the Private Placement (as further described below), $80.0 million of cash on hand and $70.8 million in borrowings under its revolving credit facility.

Immediately prior to the closing of the Acquisition, SPLC’s wholly-owned subsidiary, Shell Midstream LP Holdings LLC, owned 21,475,068 common units and 67,457,068 subordinated units in the Partnership, representing an aggregate 64.6% limited partner interest. SPLC also owned a 100% interest in Shell Midstream Partners GP LLC, the general partner (the “General Partner”) of the Partnership, which in turn owned 2,754,084 general partner units, representing a 2% general partner interest, and all of the incentive distribution rights in the Partnership. The terms of the Acquisition were approved by the board of directors of the General Partner (the “Board”) and by the conflicts committee of the Board, which consists entirely of independent directors. The conflicts committee engaged an independent financial advisor and legal counsel.

Item 3.02	Sales of Unregistered Units.

On May 18, 2015, the Partnership completed the previously announced sale of 7,692,308 common units representing limited partner interests (the “Common Units”) in a private placement for gross proceeds of $300 million, or $39.00 per Common Unit (the “Private Placement”). The Partnership used the net proceeds of the Private Placement to partially fund the Acquisition discussed in Item 2.01.

Barclays Capital Inc. acted as the sole placement agent in the Private Placement.

The Common Units were offered and sold in the Private Placement pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Other exemptions from registration may apply. The Common Units have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to purchase, the Common Units in any jurisdiction in which such offer or solicitation would be unlawful.

In connection with the Private Placement, the Partnership agreed to file and maintain a registration statement with respect to the resale of the Common Units with the SEC covering the resale of the Common Units no later than June 17, 2015 and use commercially reasonable efforts to cause the Securities and Exchange Commission to declare the resale registration statement effective by September 15, 2015. The Partnership will pay liquidated damages in the event the resale registration statement is not filed or declared effective by such dates.

In connection with the issuance of the Common Units, the Partnership issued an additional 156,986 general partner units (the “General Partner Units”) to the General Partner for consideration of approximately $6.1 million in cash. The General Partner purchased the General Partner Units in order to maintain its 2.0% general partner interest in the Partnership pursuant to the Partnership’s First Amended and Restated Agreement of Limited Partnership, dated as of November 3, 2014. The General Partner Units were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELL MIDSTREAM PARTNERS, L.P.

By:	Shell Midstream Partners GP LLC,
its general partner

By:	/s/ Lori M. Muratta
Lori M. Muratta
Vice President, General Counsel and Secretary

Date: May 20, 2015

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